Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	February 5, 2008

ALBEMARLE, N.C. – Today Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank & Trust and Cabarrus Bank & Trust, reported unaudited net income for the year ended 2007 of $2.959 million or $.40 per share compared to $2.071 million or $.28 per share, during the 2006 period, resulting in an increase of $888 thousand or $0.12 per share. The 42.9% increase in net income for 2007 was primarily attributable to good growth in core deposits and asset quality improvement.

Total assets ended the year at $411.9 million, up from $383.3 million, December 31, 2006, representing an increase of $28.6 million or 7.5%. Total net loans increased 11.3% from $288.8 million to $321.4 million and total deposits increased 4.9% from $309.6 million to $324.7 million.

“These increases in both our balance sheet and income reflect successful implementation of our Community Banking strategy and we are pleased to report to our shareholders record earnings for the year 2007,” said Roger L. Dick, President and Chief Executive Officer of Uwharrie Capital Corp. “We focus on how good we can be rather than how big we are. We do this by staying focused on meeting the needs of our communities and our customers.”

Uwharrie Capital Corp is a $412 million multi-bank holding company located in Albemarle, NC. The corporation offers a full range of financial solutions through its financial services subsidiary companies including Cabarrus Bank & Trust, Anson Bank & Trust, Bank of Stanly and Strategic Investment Group. Additional information about Uwharrie Capital Corp can be found by visiting www.UwharrieCapitalCorp.com or by calling (704) 982-4415.

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